General Amendment—TAI conversion and layering

Reference is made to the following agreements by and between RiverSource Life Insurance Co. of New York (formerly IDS Life Insurance Company of New York ("IDSLNY") ("Ceding Company" or "RiverSourceNY") and [*] ("Reinsurer" or [*]), [*]:

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Treaty [*], dated [*], YRT Agreement between RiverSourceNY and [*] [*]

Any agreements inadvertently overlooked by the parties shall be added to this amendment once discovered. The undersigned parties hereby agree that all agreements listed above shall be and are hereby amended, and this General Amendment is part of and incorporated into each and every agreement above, as follows in order to accommodate the new reinsurance administration system in effect on or after [*]:

Section 1: The Ceding Company will calculate the amount of reinsurance premium due for any policy based on inforce data extracts from its policy administration systems pulled within eight business days of the end of the month.

Section 2: Any sentence with reference to the Quasar (R2) system is deleted.

Section 3: This Section 3 is only applicable to flexible premium policies; it is not applicable to scheduled premium policies.

If the amount of insurance is increased as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with its customary standards and procedures. The policy's total risk amount will be reinsured under the applicable reinsurance agreement(s).

Prior to [*], for purposes of reinsurance premium and allowance determination, the original age and duration of the policy will be used for the total risk amount; however the underwriting class will be based on the most recent assessment and may differ from the underwriting classification in effect prior to the increase.

On or after [*], if the noncontractual increase exceeds $25,000, for purposes of reinsurance premium and allowance determination, regardless of the effective date of the noncontractual increase, the issue age, underwriting assessment, amount, and duration of each separate layer of coverage will be used, that is, the reinsurance premium and allowance for each increase will be initially calculated using the issue age that is the current attained age of the insured and duration 1.

On or after [*], if the noncontractual increase is $25,000 or less, the increase will be combined with the earliest layer of coverage and for purposes of reinsurance premium and allowance determination, the original age, underwriting class and duration of the policy will be used for the total risk amount of the combined layers.

Throughout the applicable agreements listed above, starting [*], if a policy has noncontractual increases that exceed $25,000, any and all references to duration, anniversary, risk amount, reinsurance premium, underwriting assessment, allowance, or issue age of a policy shall mean the duration, anniversary, risk amount, reinsurance premium, underwriting assessment, allowance, or issue age of each layer of coverage within the policy.

For any noncontractual increase, the Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the total amount on the life to exceed any limits on automatic cessions, such as the Automatic Binding Limits or the Jumbo Limits.

Shares for noncontractual increases that occurred prior to [*] will be based on the shares ceded to Reinsurer and inforce on [*]. Shares for noncontractual increases that occur on or after [*] that are automatically ceded will be based on the most recently negotiated reinsurance treaty shares for new policies with the same policy form, whether or not the prior layer(s) are ceded to the Reinsurer, subject to retention limits described in each applicable agreement listed above. For facultative cessions, it is understood that the Ceding Company may at its option retain an amount more or less than its normal retention for noncontractual increases that occur on or after [*], unless otherwise specified in the Reinsurer's facultative offer.

Allowances for a noncontractual increase that occurred prior to [*] will be based on the allowance tables inforce on [*]. Allowances for noncontractual increases that occur on or after [*] will be based on the most recently negotiated reinsurance allowances for new policies with the same policy form.

For the purposes of determining reinsured risk amount, the policy value and death benefit, and hence the Net Amount at Risk will be prorated to each layer by Specified Amount.

Execution

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the applicable agreement. Except as expressly amended above, all other terms of the applicable agreement shall remain unchanged and in full force and effect. This Amendment is effective [*] upon execution by both of the undersigned parties and is made in duplicate and executed below by authorized representatives of both parties.

RiverSource Life Insurance Co. of New York	[*]

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